EXHIBIT 3.1

BYLAWS

OF THE

FEDERAL HOME LOAN BANK OF CHICAGO

as restated and effective July 31, 2025

ARTICLE I

OFFICES

Section 1. Principal Office

The principal office of the Bank is to be located in the City of Chicago, County of Cook, State of Illinois, or such location as the Board of Directors ("Board") may legally designate.

Section 2. Other Offices

In addition to its principal office, the Bank may maintain offices at any other place, or places, designated by the Board.

ARTICLE II
MEMBER STOCKHOLDERS' MEETING

Section 1. Meetings

A meeting of the stockholders may be called upon the written request of the President of the Bank or the Board.

Section 2. Time and Place of Meeting

The Board shall designate the time and place for such meeting called by the Board or the President to be held not less than 15 days, nor more than 60 days, after such request. Should the Board fail to act for a period of 30 days after the request for such meeting, the Corporate Secretary shall designate a time and place for such meeting.

Section 3. Notice of Meeting

The Corporate Secretary shall provide written notice of the meeting to each stockholder, subject to Section 15 of Article VIII, no fewer than ten (10) days prior to the scheduled meeting. Such notice shall contain a statement of the purpose(s) of the meeting, and of the time, day, and place of the meeting. Attendance by a

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stockholder at a meeting, whether in person or by proxy, without objection to the notice or lack thereof, shall constitute a waiver of notice of the meeting.

Section 4. Organization

At each meeting of the stockholders, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board or, in the absence of both, the President of the Bank, shall preside at the meeting. The Corporate Secretary or, in the Corporate Secretary’s absence, the Assistant Corporate Secretary or such other person whom the Chairperson of the meeting shall appoint to act as secretary, shall keep the minutes of the meeting. The presiding officer at each meeting shall conclusively determine the order of business, all matters of procedure and whether a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting.

Section 5. Quorum

The stockholders present shall constitute a quorum for the transaction of any business at a meeting of the stockholders.

Section 6. Voting

Each stockholder of the Bank shall be entitled at every meeting of the stockholders to cast one vote, by one of its officers or other duly authorized person, for (a) the transaction of any business coming before the stockholder meeting and (b) any such other matters in accordance with and as expressly provided for in the Federal Home Loan Bank Act, 12 U.S.C. §§ 1421 et seq. (Public Law 72-304 (1932)) as amended (the “Act”), the rules and regulations, as in effect from time to time, of the Federal Housing Finance Agency (“FHFA”) or its successor (“Regulations”), and the Bank’s Capital Plan, adopted by the Board and approved by the FHFA (“Capital Plan”). The nomination and election of directors shall be effected as provided by the Capital Plan, the Act, and 12 C.F.R. Part 1261 of the Regulations.

ARTICLE III
DIRECTORS
Section 1. General Powers

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Bank shall be managed under the direction and oversight of the Board.

Section 2. Number and Qualifications

The Board shall consist of such number of directors as may be provided by the Act, and as otherwise designated by the FHFA. Directors shall be nominated and elected

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in such manner and for such terms of office and maintain the eligibility requirements as set forth in the Act and Regulations.

Directors are divided into two classes: (1) those who are officers or directors of a member institution that is located in a state within the Bank’s district and meeting the requirements of section 7(a)(4)(A) of the Act and 12 C.F.R. Part 1261 of the Regulations (“Member Directors”); and (2) a directorship meeting the requirements of section 7(a)(4)(A) of the Act and 12 C.F.R. Part 1261 of the Regulations (“Independent Directors”).

The number of Member Directors assigned to each state in the Bank’s district, and the total number of Independent Directors, shall be designated by the FHFA from time to time in the manner provided in the Act and the Regulations, provided that (i) Member Directors must constitute at least a majority, but no more than 60%, of the members of the Board, and (ii) Independent Directors must comprise not fewer than 40% of the members of the Board and at least two of the Independent Directors must also qualify as Public Interest Directors, as such term is used in the Act and the Regulations. Annually, the Board shall determine how many, if any, of the Independent Directors with terms beginning January 1 of the following year shall be Public Interest Directors.

Section 3. Nomination and Election of Directors

In accordance with the requirements of the Act, Regulations, and any such procedures established by the Corporate Secretary, the Bank shall notify member stockholders that it is seeking nominations for open member and independent directorships. Member Directors are elected by the vote of the members of a state located in the Bank’s district from among eligible persons nominated by a member institution within that state. The Bank shall review any nominations submitted by member stockholders or other interested parties for such open independent directorships to ensure such individuals meet statutory and regulatory eligibility requirements and any knowledge or experience qualifications for such directorships. Upon verification that a nominee meets the eligibility requirements, the Bank will review the nominees with the Board. The Board shall consult with the Community Investment Advisory Council before nominating any individual for any independent directorship. Prior to announcing any independent director nominee, the Bank shall deliver to the FHFA, for its review, the application form submitted by the nominee. Independent directors are elected by the vote of the members at large.

Section 4. Board Meetings

(a)     Regular Meetings

Regular meetings of the Board may be held at such time and place as shall be determined from time to time by the Board; provided, however, that such meetings shall be held a minimum of six (6) times a year. Regular meetings may be held

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without notice thereof. Any such notice may be communicated in such manner as selected by the Corporate Secretary or their designee pursuant to Section 15 of Article VIII.

(b)     Special Meetings

Special meetings of the Board may be called by the Chairperson of the Board, the President of the Bank, or upon a written request by any three directors stating the reasons for calling such meeting. At the option of the Chairperson of the Board, President of the Bank, or the Corporate Secretary if a special meeting is called by any three directors, notice of the time, place and purpose(s) of the special meeting shall be given to each director with either (i) at least 3 days’ prior notice if such notice is subject to (b) or (c) of Section 15 of Article VIII or (ii) 24 hours prior notice if subject to (a) or (d) of Section 15 of Article VIII.

Special meetings may be held at any time and place without prior notice if all of the directors (i) are in attendance (other than attendance for the purpose of objecting to the holding of the meeting or the transaction of any business at the meeting) or (ii) a director has provided a written waiver of notice—delivered by mail, e-mail, or any other method accepted by the Bank—to the Chairperson of the Board, President of the Bank, or Corporate Secretary (or their designee) before the meeting occurs. Neither the business to be transacted at, nor the purpose of, the special meeting need to be specified in any written waiver of notice.

(c)    Video and Teleconference Meetings

Whenever the Chairperson of the Board or the President, or, in their absence, the Corporate Secretary upon the request of any three members of the Board, shall determine that, in the interests of time and economy, it is desirable that a meeting of the Board be so held, such meeting shall be conducted by video conference, teleconference, or similar communications or electronic platform(s) provided all participants in the meeting can hear and communicate with each other in real time.

(d)    Voting

Actions of the Board may be taken at a duly constituted meeting in person or at a meeting held by such other means as the Chairperson of the Board may prescribe subject to subsection (c) of this Section 4. In the case of voting other than in-person voting, including through electronic or other means of voting, each director may vote by sending their vote to the Corporate Secretary or their designee as directed by the Corporate Secretary or designee.

(e)    Quorum

At any regular or special meeting of the Board, a majority of the directors holding office (inclusive of directors in attendance for the purpose of objecting to the holding of the meeting or the transaction of any business at the meeting) shall constitute a quorum for the transaction of business but a smaller number may

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adjourn from time to time to another time and place until a quorum is present. Notice of the time and place of any such adjourned meeting shall be given to all of the directors, pursuant to Section 15 of Article VIII, unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall be given only to the directors who were not present. Decisions on any matter presented during a meeting shall be decided by a majority vote of the directors present, provided that a quorum is established.

(f)    Unanimous Consent of Directors in Lieu of Meeting

Unless otherwise restricted by applicable law or these Bylaws, any action required or permitted to be taken at any meeting of the Board, may be taken without convening a meeting if all members of the Board provide their consent thereto in writing, via e-mail, or other electronic means. All written consent so provided shall be maintained as a record of the Bank with the minutes of the proceedings of the Board.

Section 5. Officers of the Board

The officers of the Board shall be a Chairperson and a Vice Chairperson, elected by a majority of the Board from among the directors, and a Corporate Secretary. The Chairperson and the Vice Chairperson of the Board shall serve a two-year term. The Corporate Secretary of the Bank or, in that person's absence, the Assistant Corporate Secretary or such other officer as may be designated by the Board, shall be the secretary of the Board and shall also act as secretary to the committees of the Board. The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board from time to time. The Chairperson of the Board shall be an ex officio member of each committee of the Board (other than the Executive & Governance Committee).

Section 6. Effect of Expiration of Term

In the event the Chairperson or Vice Chairperson of the Board or a committee thereof is elected to serve and that director’s term on the Board expires prior to the end of that director’s term as Chairperson or Vice Chairperson, or that director is not re-elected to a seat on the Board, then the Board shall, within a reasonable period of time, elect a current director to fill the remainder of the Chairperson’s or Vice Chairperson’s unexpired term.

Section 7. Resignations; Vacancies

A director of the Bank may resign at any time by written notice to the Bank, addressed to the Corporate Secretary. This notice may be delivered through any method specified in section 15 of Article VIII and shall be deemed delivered when received by the Corporate Secretary, or in their absence, their designee. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt by the Corporate Secretary or, in their absence, their designee. The acceptance of such

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resignation shall not be necessary to make it effective. In the event of a vacancy in a directorship, by virtue of a director’s resignation, ineligibility, or removal from a directorship subject to these Bylaws, the remaining members of the Board, by majority vote, shall elect a qualified replacement to fill the unexpired term of the vacant directorship, regardless of whether the remaining directors constitute a quorum of the Board.

Section 8. Designation of Acting Chairperson or Vice Chairperson; Director Removal

(a) At the request of any member of the Board or the President of the Bank, a meeting of the Executive and Governance Committee may be called by the Chairperson or Vice Chairperson of the Board, or the President, to determine whether:

(1) the Chairperson or the Vice Chairperson of the Board or a committee thereof is not available to carry out the requirements of that office for any period; or

(2) any director, including the Chairperson or Vice Chairperson of the Board or a committee thereof, should be removed from office or the Board for good cause.

Removal for good cause includes, but is not limited to:

(i) a violation of the Bank’s Code of Ethics, Conflicts of Interest Policy, or         other Bank policy;
(ii) a violation of the Act, the Regulations, or other civil or criminal law, including, to the extent applicable, Delaware General Corporation Law;
(iii) a conviction of or pleading of nolo contendere to a felony, a crime involving moral turpitude, or a misdemeanor other than a summary offense; (iv) commission of any act involving unruly behavior, dishonesty, fraud, immorality, breach of professional ethics, a breach of a director’s duties and obligations to the Bank, or conduct tending to bring the Bank into public disgrace or disrepute;
(v) substantial and persistent absence from, or failure to, perform duties of his or her office which conduct continues to resume after receipt of notice of the same from the Chairperson of the Board (or from the Vice Chairperson of the Board in the case of the Chairperson’s transgression of this subsection (v)); or
(vi) a determination by a majority of the Board, in its sole discretion, that continuation of service of such director would not be in the best interests of the Bank or its stockholders.

(b)    In the event a director does not voluntary resign pursuant to Section 7 of this Article III, the Chairperson or Vice Chairperson of the Board, or the President, shall call a special meeting of the Executive & Governance Committee for the

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removal of a director under (a)(1) or (a)(2) of this Section 8. Subject to subsection (b) of Section 4 of this Article III, notice of the special meeting shall be sent to all members of the Executive & Governance Committee, with a copy of such notice provided to the director subject to the removal and all other members of the Board. At such meeting, the person calling the meeting shall report fully on the reason(s) for the meeting and the Executive & Governance Committee shall be responsible for making a full investigation of the facts bearing on the request for removal and, upon motion, shall make a recommendation to the Board.

(c) The Board, by majority vote of all disinterested directors eligible to serve on the Board (excluding the person whose removal is sought), may take the following actions:

(1) in the event the Chairperson or Vice Chairperson of the Board or a committee thereof is deemed unavailable to fulfill the duties of the office, the Board may appoint an existing director as the Acting Chairperson or Acting Vice Chairperson, as applicable, for such period as determined by the Board not to exceed the remaining term of the Chairperson or Vice Chairperson determined to be unavailable to carry out the responsibilities of office, provided, however, that removal of such Chairperson or Vice Chairperson, in and of itself, shall not affect his or her right to continue as a director, or

(2) in the event of the removal of a director for good cause, including a Chairperson or Vice Chairperson of the Board or any committee thereof, the Board shall appoint a qualified individual to serve the remainder of the term of the vacant directorship pursuant to Section 7 of this Article III, and, if applicable, shall appoint an existing director to assume the responsibilities of the removed director's office as an Acting Chairperson or Acting Vice Chairperson.

Section 9. Compensation

Members of the Board shall receive compensation for their services as provided for in a resolution or policy appropriately adopted by the Board from time to time and may receive reimbursement of reasonable expenses incurred in respect of rendering such services, all compensation and expense reimbursement subject to the Act and the Regulations.

Section 10. Order of Business

At all meetings of the Board, business shall be transacted in such order as, from time to time, the Board may determine. The Chairperson of the Board, or in their absence the Vice Chairperson, or in the absence of both of these officers, a temporary Chairperson selected by the Board, shall preside. The current edition of Robert's Rules of Order shall govern the conduct of business, except where inconsistent with these Bylaws.

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ARTICLE IV

COMMITTEES

Section 1. Committees

The Board shall have committees, however styled, that address each of the following areas of responsibility: risk management, operations, technology, affordable housing, audit, human resources, compensation, and corporate governance (including the nomination of Independent Directors). The Board may also establish such other committees that it deems necessary or useful to carry out its responsibilities subject to the requirements of the Act and Regulations.

The Board may delegate any duties of the Board, subject to such conditions as the Board may determine from time to time, to suitable committees on an ad hoc or standing basis, and such committees shall report to the Board when and as required; provided, however, that the following duties of the Board may not be delegated to a committee:

(1) approval of annual business plan and budget;
(2) declaration of dividends;
(3) approval of compensation of directors or the President;
(4) actions (to the extent permitted by law) regarding the merger, sale, or dissolution of the Bank;
(5) amendment of the Bank's Bylaws; and
(6) such actions which, under applicable law, must be taken by the Board.

Any committee may form one or more subcommittees, consisting of two or more directors, for such term and having such duties, functions, and powers as the committee may, from time to time, prescribe. All actions taken by any subcommittee shall be reported to the committee at such times as the committee shall direct.

Section 2. Audit Committee

The Audit Committee of the Board shall consist of not fewer than five directors, whose duty it shall be to assist the Board in fulfilling its fiduciary responsibilities. The committee, with the assistance of the Bank's internal and outside auditors, shall oversee the Bank’s accounting, reporting, and financial practices, including the integrity of its financial statements, compliance with laws, regulations, policies, procedures, ethical standards, and public responsibilities and shall recommend such action as may be necessary to ensure adequate administrative, operating, and internal accounting controls. The committee shall also review the performance of the General Auditor annually. The Board may further specify the duties and procedures of the Audit Committee through adoption of a charter for said Committee.

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Section 3. Executive and Governance Committee

The Executive and Governance Committee of the Board shall consist of, at a minimum, the Chairperson and Vice-Chairperson of the Board, and the Chairperson of each Board committee. Other directors may also be designated by the Chairperson of the Board as committee members. The Executive and Governance Committee shall possess and may exercise all powers of the Board in the management and direction of the affairs of the Bank in the intervals between meetings of the Board; provided, however, that the Executive and Governance Committee shall have no authority to (i) appoint the President of the Bank; (ii) amend or repeal these Bylaws; (iii) declare any dividends; or (iv) take any other actions specifically reserved by law, regulation, the Organization Certificate, or these Bylaws for action solely by the full Board. All actions by the Executive and Governance Committee shall be reported to the Board at the next meeting of the Board.

Section 4. Committee Membership

Except as otherwise stated in Section 2 and Section 3 of this Article IV with respect to the Audit Committee and the Executive and Governance Committee, respectively, each committee shall consist of two or more directors and shall have such duties, functions and powers as prescribed by its charter, as approved by the Board. Committee membership shall be selected so as to employ the services as nearly as is feasible of all of the members of the Board. The Chairperson of the Board, following consultation with the President of the Bank, shall recommend for approval to the Board, the Chairperson, Vice Chairperson, and other members of each committee, which may include one or more temporary members, from time to time, to facilitate a quorum at meetings of the committee. Except for the Executive and Governance Committee, the Chairperson and Vice Chairperson of a committee shall serve such term(s) as determined by a majority of the Board, from time to time. The Chairperson and Vice Chairperson of the Executive and Governance Committee shall each serve for such term that is concurrent with their respective terms as Chairperson and Vice Chairperson of the Board. All committees, to the extent possible, shall include a Member Director and an Independent Director. The Chairperson of the Board shall be an ex-officio member of every committee, except the Executive and Governance Committee, but is not required to attend committee meetings.

Section 5. Committee Meetings

(a)    Regular Meetings

Regular meetings of a committee may be held at such time and place as shall be determined from time to time by the Chairperson of the committee. Regular meetings may be held without notice thereof. Any such notice may be communicated in such manner as selected by the Corporate Secretary or their designee pursuant to Section 15 of Article VIII.

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(b)    Special Meetings

Special meetings of a committee may be called by the Chairperson of the committee, the President of the Bank, or a written request by any three directors of the committee stating the reasons for calling such meeting. At the option of the Chairperson of the Committee, President of the Bank, or the Corporate Secretary if a special meeting is called by any three directors, notice of the time, place and purpose(s) of the special meeting shall be given to each director with either (i) at least 3 days’ prior notice if such notice is subject to (b) or (c) of Section 15 of Article VIII, or (ii) 24 hours prior notice if subject to (a) or (d) of Section 15 of Article VIII.

Special meetings may be held at any time and place without prior notice if all of the committee members (i) are in attendance (other than attendance for the purpose of objecting to the holding of the meeting or the transaction of any business at the meeting) or (ii) a committee member has provided a written waiver of notice—delivered by mail, e-mail, or any other method accepted by the Bank—to the Chairperson of the Committee, President of the Bank, or Corporate Secretary (or their designee) before the meeting occurs. Neither the business to be transacted at, nor the purpose of, the special meeting need to be specified in any written waiver of notice.

(c)     Video and Teleconference Meetings

Whenever the Chairperson of the committee or the President of the Bank, or in their absence, the Corporate Secretary upon request of any three members of the committee, shall determine that, in the interests of time and economy, it is desirable that a meeting of the committee be so held, such meeting shall be conducted by video conference, teleconference, or similar communications or electronic platform(s) provided all participants in the meeting can hear and communicate with each other in real time.

(d)    Voting

Actions of a committee may be taken at a duly constituted meeting in person or at a meeting held in such other means as the Chairperson of the committee may prescribe subject to subsection (c) of this Section 5. In the case of voting other than in-person voting, including through electronic or other means of voting, each member director of the committee may vote by sending their vote to the Corporate Secretary or their designee as directed by the Corporate Secretary or designee.

(e)    Quorum

At any regular or special meeting of a committee, a majority of the directors in attendance (inclusive of directors in attendance for the purpose of objecting to the holding of the meeting or the transaction of any business at the meeting) shall constitute a quorum necessary for the transaction of business, but a smaller number may adjourn from time to time to another time and place until a quorum is

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present. Notice of the time and place of any such adjourned meeting shall be given to all of the committee members, pursuant to Section 15 of Article VIII, unless such time and place was announced at the meeting at which the adjournment was taken, in which case such notice shall be given only to the committee members who were not present. Any ex officio member of a committee shall not be counted in determining the number of members necessary to constitute a quorum but, if present, shall be counted for purposes of establishing a quorum at any meeting. Decisions on any matter presented during a meeting shall be decided by a majority vote of the directors present, provided that a quorum is established.

(f)    Unanimous Consent of Directors in Lieu of Meeting

Unless otherwise restricted by applicable law or these Bylaws, any action required or permitted to be taken at any committee meeting, may be taken without convening a meeting if all members of the committee provide their consent thereto in writing, via e-mail, or other electronic means. All written consent so provided shall be maintained as a record of the Bank with the minutes of the proceedings of the Board.

Section 6. Miscellaneous

In the event that any matter concerning committees is not specifically addressed in this Article VI, the applicable provisions elsewhere in these Bylaws that govern the full Board of Directors shall apply.

ARTICLE V

OFFICERS AND EMPLOYEES

Section 1. Officers

The officers of the Bank may include a President, a Treasurer, and a Corporate Secretary, all of whom shall be elected by the Board. One person may hold any two offices simultaneously. The President shall be the chief executive officer of the Bank and, as such, shall be primarily responsible for the operation and management of the Bank; provided, however, in case of vacancy or incapacity, the Board may temporarily designate an executive officer of the Bank as the acting chief executive officer of the Bank. All officers shall hold office for one year or until their respective successors are elected and qualified. The Board may elect or appoint such other officers as it shall deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board or by the President. Annually, the Board shall adopt an appropriate resolution electing officers for the next calendar year. The designation of a specified term does not grant to the officer any contract rights, and the Board, in the case of the President, and the President in the case of all other officers, may remove an officer at any time prior to the expiration of such term.

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The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board or by the President. They shall have full responsibility for the operation of the Bank under the direction and oversight of the Board. They shall make full report to committees of the Board of matters under consideration or to be considered by such committees and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting. The officers of the Bank designated by the Board may extend or deny credit and take such other action as is in conformity with the credit policy of the Bank.

An officer may resign at any time by written notice to the Bank, including notice transmitted via e-mail. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt by the Bank. The acceptance of such resignation shall not be necessary to make it effective. The Board shall have the power to fill any vacancy in any offices occurring from whatever reason.

Section 2. Employees and Legal Counsel

There shall also be such other employees, who may include inside legal counsel, as the Board may authorize or whose appointment the Board may ratify, and they shall have such duties as shall be assigned to them by the Board and by the President. The Board or the President may retain outside legal or other counsel, as may be deemed necessary from time to time.

Section 3. Compensation

Annually, the Board shall adopt an appropriate resolution approving the compensation of the President to be effective during the next calendar year. The compensation of the President’s executive team shall be reviewed and approved by the Board or a committee thereof having jurisdiction over personnel matters. The compensation of other officers and employees shall be established by the President in accordance with the budget approved by the Board.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

Section 1. Indemnification and Limitations on Liability

(a) Definitions and Rules of Construction.

(1)    Definitions for purposes of this Section 1. Action.

(i)    Any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, including any appeal or other proceeding for review, and whether formal or informal.

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(ii)    Bank. The Federal Home Loan Bank of Chicago.

(iii)    Bank‑Related Office. Any corporation, partnership, limited liability company, joint venture, trust or other enterprise for which a person is serving at the request of the Bank as a director, officer, employee, or agent of such entity, including but not limited to, community organizations, non‑profit organizations, the Financial Institutions Retirement Fund, and any Bank employee benefit plans.

(iv)    Bank System Office. Includes the following offices or entities: the Office of Finance, the FHFA, any joint office or committee of the Federal Home Loan Banks, and any other instrumentality or agency of the United States government.

(v)    Court. Includes, without limitation, any state or Federal court to which or in which any appeal or any proceeding for review is brought, or any administrative agency.

(vi)    Final Judgment. A judgment, decree, or order that is not appealable or as to which the period for appeal has expired with no appeal taken.

(vii)    Settlement. Includes entry of a judgment by consent or confession or plea of guilty or nolo contendere, or a stipulation of dismissal or other similar pleading filed with the trial court following the execution of a Settlement agreement among the parties to the action.

(2)    References in this section to any individual or other person, including the Bank or Bank System Office, shall include any legal representatives, successors, assigns, executors, and administrators thereof. The provisions of this section shall apply to any application for indemnification of Bank personnel that is pending on, or filed after, the effective date of this Bylaw, without regard to whether the application for indemnification concerns actions taken prior to the effective date of this section.

(b) Actions Other than By or in the Right of the Bank. The Bank shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action (other than an Action by or in the right of the Bank) by reason of the fact that such person is or was a director, officer, employee, trustee, or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, trustee, or agent of a Bank-Related Office or Bank System Office, against costs and expenses (including attorneys' fees), judgments, fines and amounts paid in Settlement actually and reasonably incurred by such person in connection with such Action if such person acted in good faith within what they

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reasonably could have perceived under the circumstances was the scope of their employment or authority and in a manner they reasonably believed under the circumstances to be in or not opposed to the best interests of the Bank or its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any Action by judgment, order, Settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith within what they reasonably could have perceived under the circumstances was the scope of their employment or authority and in a manner which they reasonably believed under the circumstances to be in or not opposed to the best interests of the Bank or its stockholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.

(c) Actions By or in the Right of the Bank. The Bank shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action by or in the right of the Bank to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, trustee, or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, trustee, or agent of a Bank-Related Office or Bank System Office, against cost and expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with such Action if they acted in good faith within what they reasonably could have perceived under the circumstances was the scope of their employment or authority and in a manner they reasonably believed under the circumstances to be in or not opposed to the best interests of the Bank or its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Bank, unless and only to the extent that a Court of Chancery or a court in which such Action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. As used in this paragraph, the term "expenses" includes, without limitation, attorneys' fees and any expenses of successfully establishing a right to indemnification under this section.

(d) Entitlement to Indemnification. The Bank shall make the indemnification provided by paragraphs (b) and (c) of this section in connection with any such Action which results in a final judgment on the merits or otherwise in favor of such director, officer, employee, trustee, or agent, and the subject individual shall be entitled to receive such indemnification.

(e) Authorization of Indemnification under paragraphs (b) and (c). Except as provided in paragraph (d), any indemnification under paragraphs (b) and (c) shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, trustee, or agent is proper in the circumstances because such person has met

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the applicable standard of conduct set forth in paragraphs (b) and (c). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

(f) Right of Indemnitees to Bring Suit. In the event any indemnification provided by paragraphs (b) and (c) of this section is not made in full within ninety days after a written claim therefor has been received by the Bank from a director, officer, employee, trustee, or agent entitled to indemnification pursuant to paragraph (d) of this section or as to whom indemnification has been authorized pursuant to paragraph (e) of this section, the claimant may at any time thereafter, subject to any arbitration or other agreement between the claimant and the Bank, bring suit against the Bank to recover the unpaid amount of the claim for indemnification and, if successful in whole or in part, the claimant shall be entitled to recover also the expense of prosecuting such claim for indemnification.

(g) Rights Not Exclusive. The indemnification and advancement of expenses provided by this section shall not be deemed exclusive of any other rights to which anyone seeking indemnification or advancement of expenses may be entitled under any other provisions of these Bylaws, any agreement providing for indemnification or advancement of expenses, any vote of disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

(h) Prohibited Payments. The Bank shall not make any indemnification payments or advance any expenses to any person under paragraphs (b), (c),(d), or (k) of this Section 1 if such payment is prohibited by the FHFA, including, without limitation, in accordance with 12 C.F.R. 1231.4 (Indemnification Payments) or any successor regulation with respect to an administrative proceeding or civil action that has been initiated by the FHFA.

(i) Limitations on Liability of Directors, Officers, or Employees. A director, officer, or employee of the Bank shall have no liability for monetary damages directly or indirectly to any person other than the Bank or the FHFA (including, without limitation, any member, non‑member borrower, shareholder, director, officer, or agent of a member or a non‑member borrower, director, officer, employee, or agent of the Bank, or contractor with or supplier to, the Bank) in respect of such person’s acts or omissions in their capacity as a director, officer, or employee of the Bank or otherwise because of their position as a director, officer, or employee of the Bank, except for liability that may exist (1) for acts or omissions which involve intentional misconduct or a knowing and culpable violation of criminal law, (2) for acts or omissions which a director, officer, or employee believes to be contrary to the best interests of the Bank, or which otherwise involve bad faith on the part of the director, officer, or employee, or (3) for any

EXHIBIT 3.1

transaction from which a director, officer, or employee derived an improper personal economic benefit.

(j) Insurance. The Bank shall obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts committed in their capacity as directors, officers, or employees, except to the extent prohibited by the FHFA.

(k) Advance Payment of Expenses.

(1)    Payments of reasonable costs and expenses (including reasonable attorneys' fees) shall be paid by the Bank as they are incurred in defending against any action, and in advance of any Settlement or resolution of the Action, within 30 days from the date of receipt by the Bank and its General Counsel of any person's written application for indemnification, including a certification and supporting statement of that person's belief that they ultimately may become entitled to indemnification under this Section 1 (“application for indemnification”); provided, however, if the Bank makes no payments for or takes no action regarding such costs and expenses within 30 days of its receipt of the application for indemnification, such nonpayment or nonaction shall be deemed a denial for such costs and expenses and the director, officer, or employee shall be entitled to make a claim under the Bank’s Director and Officer’s Insurance Policy. Notwithstanding the foregoing sentence, no such advance payment of incurred costs and expenses shall be made, or continued to be made, if a disinterested majority of a quorum of the Bank's directors reasonably concludes within 30 days of receipt of the application for indemnification that the director, officer, or employee ultimately would not likely become entitled to indemnification under this section. In the case of such a finding, advanced payments to which the director, officer, or employee is not entitled under this paragraph shall be reimbursed to the Bank.

(2)    Nothing in this paragraph shall prevent the directors of the Bank from imposing such contractual conditions on the advance payment of costs and expenses as they deem warranted to protect the interests of the Bank. Without limiting the foregoing, an unsecured undertaking to repay the Bank in the event such person is ultimately determined not to be entitled to indemnification shall be considered a reasonable condition upon which to advance such costs and expenses.

(3)    In any Action in which advance payments have been made under this paragraph, and following termination of the action, whether by final judgment, Settlement, or otherwise, within 60 days of such termination, the Bank shall make a finding under this paragraph as to whether reimbursement should be made of the advance payments. Nothing in this paragraph shall prevent the due adoption of a resolution at any time prior to the termination of the Action as to

EXHIBIT 3.1

whether advance payment of expenses should or should not be made under this paragraph.

(4)    Notwithstanding anything contained herein to the contrary, with respect to permissible indemnification payments for expenses of defending an administrative proceeding or civil action that has been initiated by the FHFA, the Board of Directors shall conduct a due investigation and make a written determination of good faith in accordance with 12 C.F.R. 1231.4(c) (or any successor regulation) within a reasonable time after receipt by the Bank and its General Counsel of any person's written application for indemnification.

(l) Indemnification Relating to Services Performed on Behalf of a Bank‑Related Office, a Bank System Office, or System Committee. For the purposes of paragraph (c) of this Section 1, if an Action is brought or threatened against a director, officer, or employee of the Bank because of that person's service to or on behalf of a Bank‑Related Office, a Bank System Office, or a Federal Home Loan Bank System committee, then the Action shall be deemed to be brought or threatened because that person is or was a director, officer, or employee of the Bank at the time the service was performed, and indemnification may accordingly be sought under the appropriate provisions of this section.

(m) Nonexclusivity. The indemnification and insurance provided in this Section 1 shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled under any Bylaws, agreement, vote of the disinterested directors of the Bank, or otherwise. If any portion of this section is deemed to be unenforceable for any reason, the remainder of this section shall remain in all respects enforceable. If, for any reason, the rights in paragraph (d) of this Section 1 are not available to any director, officer, or employee such director, officer, or employee shall be entitled to the rights afforded by the remainder of this section.

ARTICLE VII

CAPITAL STOCK

Section 1. Issue of Stock

The Bank shall issue, or cause to be issued, to each member stockholder, such shares of stock as may be acquired by such stockholder from time to time in accordance with the terms of the Capital Plan. The Bank shall maintain a book‑entry system whereby the Bank shall issue stock upon payment therefor, and the member stockholder shall acquire ownership interest in stock so issued solely and exclusively by notation upon the books of the Bank of the number of shares of stock issued in the name of the member stockholder.

EXHIBIT 3.1

Section 2. Transfer of Stock

Subject to the Act, Regulations, and the Capital Plan, shares of stock of the Bank shall be transferable only upon its books by the duly authorized representative of the owner, or owners, thereof as shown on the books of the Bank.

Section 3. Dividends

Dividends may be declared by the Board in its discretion, out of retained earnings from current or prior periods remaining after all reserves and charge‑offs required under the Act have been provided for; provided, however, that such dividends shall be declared and paid subject to the provisions in the Act, the Regulations, the Capital Plan, and the Bank’s Retained Earnings and Dividend Policy.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Corporate Governance Matters

(a) Adoption of Delaware General Corporation Law for Governance and Indemnification Practices. The Bank’s corporate governance is primarily governed by the Act and Regulations. In accordance with Regulation 12 C.F.R. Part 1239 and to the extent not pre-empted or inconsistent with the Act and the Regulations, the Bank, at its discretion, hereby designates the Delaware General Corporation Law, as may be amended from time to time (8 Del. C. § 101, et seq.), for its corporate governance and indemnification practices. In accordance with 12 C.F.R. § 1239.3(d), nothing in this designation creates nor shall be deemed to create any rights in any Bank member or other third party under the Delaware General Corporation Law, including but not limited to, stockholder procedural provisions, stockholder rights to obtain information from the Bank’s management, stockholder voting rights, and any other stockholder rights. Stockholder voting rights are limited to those outlined in Article II of these Bylaws, and as expressly provided in the Act and Regulations. Further, such designation shall not cause nor be deemed to cause the Bank to become subject to the jurisdiction of any state court.

(b) Director Conflicts of Interest Governance. The Bank is a cooperative and regularly transacts business with its members that have officers or directors that serve as Member Directors on the Bank’s Board. Based on the Bank’s cooperative nature, Section 144 of the Delaware General Corporation Law (8 Del. C. § 144) is not applicable to the Bank’s corporate governance practices. The provisions under the Act and Regulations regarding conflicts of interest govern the directors and the Bank with respect to corporate governance practices.

Section 2. Minutes

Accurate minutes of all meetings of the stockholders of the Bank, of the Board, of the Audit Committee, and of all other committees of the Board shall be signed by

EXHIBIT 3.1

the presiding officer of the Board or a committee thereof and attested by the Corporate Secretary or, in the Corporate Secretary’s absence, by an authorized designee or the secretary officiating at such meetings. The original copies of the minutes shall be preserved by the Bank in custody of the Corporate Secretary of the Board and available to the FHFA or its examiners.

Section 3. Banking Hours

The Bank shall be open for business for such hours as the Board or the President shall fix, and employees shall remain in performance of their duties for such hours as may be required by the Board or the President.

Section 4. Budget

Annually, the President shall prepare and submit to the Board a proposed budget for the following calendar year. The Board shall promptly consider the proposed budget and shall adopt a budget for the following calendar year.

Section 5. Surety Bonds

The Bank shall maintain adequate surety bonds, covering all officers, employees, attorneys, or agents having control over or access to monies or securities owned by the Bank or in its possession. The Bank shall comply with all provisions of law as to maintenance of liability, compensation, or other insurance, and shall maintain such additional forms and amounts of insurance as the Board may, from time to time, determine.

Section 6. Signing of Papers

All checks, contracts, deeds, bonds, assignments, releases, or other like documents or instruments of the Bank shall be signed in the name of the Bank by such of its officers or employees as may from time to time be authorized by the Board. When authorized by the Board, checks may be issued by the Bank bearing only the signature of the President of the Bank.

Section 7. Corporate Seal

The seal of the Bank shall be in such form as is approved by the Board by resolution and said seal may be imprinted or affixed by any process or in any manner reproduced. The seal shall be in the charge of the Corporate Secretary and a duplicate may be kept and used by such officers as may be designated by the Corporate Secretary.

Section 8. Designation of Depositories

The Board shall designate by adoption of a resolution the trust company, or trust companies, bank or banks, in which shall be deposited the monies or securities of the Bank.

EXHIBIT 3.1

Section 9. Credit Policy

The Board shall adopt and regularly review a policy governing the extension of credit to the members of the Bank that is consistent with the Act and the Regulations.

Section 10. Operations

The Bank shall operate and do business within the provisions of the Act, the Regulations, its certificate of organization, these Bylaws, and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

Section 11. Fiscal Year

The fiscal year of the Bank shall begin on the first day of January.

Section 13. Actions Subject to Federal Housing Finance Agency

All actions taken pursuant to these Bylaws are subject to the Act and the Regulations. Such actions that are subject to specific approval of the FHFA are not deemed effective until such approval is given.

Section 14. Amendment

Subject to Section 7(k) of the Act, which grants authority for amending these Bylaws to the Board and not member stockholders, the Bylaws of the Bank may be altered, amended, or repealed by the affirmative vote of a majority of the Board at any regular or special meeting of the Board.

Section 15. Notices

Unless otherwise provided, all notices required or permitted to be given under these Bylaws may be communicated in person, in writing directed to a director’s or stockholder’s mailing address as it appears on the records of the Bank, or by electronic mail (e-mail) directed to a director’s or stockholder’s e-mail address as it appears on the records of the Bank.

All notices shall be deemed given as follows: (a) if in person, when received; (b) if in writing, when deposited in the U.S. mail, postage prepaid; (c) if in writing, when delivered by the Bank to a reputable courier services, such as FedEx, UPS, or DHL, for delivery; and (d) if by e-mail, at the time it is sent, regardless of whether the recipient acknowledges receipt. To the extent necessary, alternative methods of notification may be employed as required by law or as deemed suitable under particular circumstances. Unless otherwise provided in the Bylaws, the Corporate Secretary or their designee shall send all notices required herein.

EXHIBIT 3.1

ARTICLE IX
EMERGENCY BYLAWS

Section 1. Emergency Bylaws

This Article IX shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Bank conducts its business or customarily holds meetings of its Board, or during any nuclear or atomic disaster, or during the existence of any catastrophe or other similar emergency condition, as a result of which a meeting consisting of a quorum of the Board or, if one has been constituted, the Executive & Governance Committee thereof, cannot be readily convened as provided in subsection (b) of Section 4 of Article III of these Bylaws (an “emergency”), notwithstanding any different or conflicting provision in the preceding Articles of these Bylaws.

An emergency may be declared by any director or by any officer at the level of executive vice president or above by calling a meeting under Section 2 of this Article IX, and such declaration shall be ratified by the act of the majority of the directors or committee members, as the case may be, present at such meeting at which a quorum, pursuant to Section 3 of this Article IX, is present. Such emergency shall terminate by the act of the majority of the directors or committee members, as the case may be, present at any meeting at which a quorum, pursuant to Section 3 of this Article IX or pursuant to subsection (e) of Section 4 of Article III, is present.

To the extent not inconsistent with the provisions of this Article, the Bylaws provided in the preceding Articles shall remain in effect during such emergency, and upon termination of such emergency, the provisions of this Article XI shall cease to be operative. In the event that an individual assumes the duties of the President due to the President not being located or being unable to assume or continue normal executive duties, any party conducting business with the Bank may accept a written certification signed by three executive officers of the Bank as verification that a specific individual is acting as President, and any party receiving such a certification may consider said certification to remain in force until notified in writing signed by three executive officers of the Bank.

Section 2. Meetings

During any emergency, a meeting of the Board, or any committee thereof, may be called by any director or by any officer at the level of executive vice president or above. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors, as defined in Section 3 of this Article XI, as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

EXHIBIT 3.1

Section 3. Quorum

At any meeting of the Board, or any committee thereof, called in accordance with Section 2 of this Article XI, the presence or participation of three directors (who, in the case of a committee meeting, shall be members, including ex officio members, of such committee) shall constitute a quorum for the transaction of business of the Bank.

Section 4. Bylaws

At any meeting called in accordance with Section 2 of this Article IX, the Board or the committees thereof, as the case may be, may modify, amend, or add to the provisions of this Article XI, so as to make any provision that may be practical or necessary for the circumstances of the emergency.

Section 5. Liability

No officer, director, employee, or agent of the Bank acting in accordance with the provisions of this Article IX shall be liable for any action taken in good faith in accordance with the emergency bylaws.

Section 6. Repeal or Change

The provisions of this Article IX shall be subject to repeal or change by further action of the Board, but no such repeal or change shall modify the provisions of Section 5 of this Article IX with regard to action taken prior to the time of such repeal or change.

CERTIFICATION

I hereby certify that the above is a true and correct copy of the restated Bylaws of the Federal Home Loan Bank of Chicago adopted by the Board of Directors of the Federal Home Loan Bank of Chicago at a meeting held on July 31, 2025, a quorum being present.

/s/ Laura M. Turnquest
Laura M. Turnquest
Executive Vice President, General Counsel & Corporate Secretary